Exhibit 99.1
EXECUTION VERSION
DATED 5 October 2023
GLAXO GROUP LIMITED
and
PFIZER INC.
and
GSK (NO.1) SCOTTISH LIMITED PARTNERSHIP
and
GSK (NO.2) SCOTTISH LIMITED PARTNERSHIP
and
GSK (NO.3) SCOTTISH LIMITED PARTNERSHIP
and
MERRILL LYNCH INTERNATIONAL
and
CITIGROUP GLOBAL MARKETS LIMITED
_____________________________________________________
LOCK-UP DEED
_____________________________________________________

CONTENTS

1. Definitions and Interpretation	2
2. Lock-up	6
3. Duration and Termination	8
4. Confidentiality	9
5. Remedies and Waivers	9
6. Assignment	10
7. Notices	10
8. Announcements	12
9. Costs and Expenses	12
10. Further Assurance	13
11. Miscellaneous	13
12. Contracts (Rights of Third Parties) Act 1999	14
13. Governing Law and Jurisdiction	14
14. Agent for Service	15
1

THIS DEED is made on 5 October 2023
BETWEEN
1.PFIZER INC., a corporation incorporated under the laws of Delaware whose registered office is at 66 Hudson Boulevard East, New York, New York, 10001 (“Pfizer”);
2.GLAXO GROUP LIMITED, a private limited company incorporated in England and Wales with number 00305979, having its registered office at 980 Great West Road, Brentford, Middlesex, TW8 9GS (“GSK”);
3.GSK (NO.1) SCOTTISH LIMITED PARTNERSHIP, a private fund limited partnership registered in Scotland with registration number SL035527 and whose principal place of business is at 50 Lothian Road, Festival Square, Edinburgh, EH3 9WJ (“SLP1”);
4.GSK (NO.2) SCOTTISH LIMITED PARTNERSHIP, a private fund limited partnership registered in Scotland with registration number SL035526 and whose principal place of business is at 50 Lothian Road, Festival Square, Edinburgh, EH3 9WJ (“SLP2”);
5.GSK (NO.3) SCOTTISH LIMITED PARTNERSHIP, a private fund limited partnership registered in Scotland with registration number SL035525 and whose principal place of business is at 50 Lothian Road, Festival Square, Edinburgh, EH3 9WJ (“SLP3” and, together with SLP1 and SLP2, the “SLPs” and each an “SLP”);
6.MERRILL LYNCH INTERNATIONAL, a private unlimited company incorporated in England and Wales with registered number 02312079, having its registered office at 2 King Edward Street, London, EC1A 1HQ (“Bank of America”);
7.CITIGROUP GLOBAL MARKETS LIMITED, a private limited company incorporated in England and Wales with registered number 01763297, having its registered address at Citigroup Centre, Canada Square, London E14 5LB (“Citi”),
together the “Parties”, and each a “Party”.
BACKGROUND
(A)GSK and Pfizer each hold, through their respective Groups, approximately 10.3% and 32% of the Haleon Ordinary Shares respectively. It is now intended that GSK sell up to 270 million Haleon Ordinary Shares in a Potential Sale. Pfizer has confirmed to GSK that the Pfizer Group does not intend to participate in the Potential Sale, such that the GSK Group is entitled to proceed with and complete the Potential Sale pursuant to and in accordance with the provisions of the Orderly Marketing Agreement.

(B)The Parties have entered into this Deed for the purpose of restricting certain transactions in certain securities in Haleon by GSK, Pfizer, the SLPs and the relevant members of their respective Groups (including in relation to GSK, the SLPs) during the Lock-up Period, subject to the terms of this Deed and to any release of such restrictions pursuant to and in accordance with the terms of this Deed.
IT IS AGREED as follows:
1.DEFINITIONS AND INTERPRETATION
1.1In this Deed:

“Appointer”	means each Party that appoints an agent for the receipt of Service Documents pursuant to clause 14 (Agent for Service);
“Block Trade Agreement”	means a block trade agreement entered into or to be entered into between Bank of America, Citi and the SLPs on or around the date of this Deed;
"Business Day"	means a day (other than a Saturday or Sunday) on which banks generally are open in London for business;
“Civil Procedure Rules”	means the Civil Procedure Rules 1998, as amended;
“Closing Date”	means the closing date of the Potential Sale as agreed or to be agreed by Bank of America, Citi and the SLPs under the terms of the Block Trade Agreement;
“Companies Act”	means the Companies Act 2006;

“Employee Share Trusts”
means:
(A)the GlaxoSmithKline Employee Trust;
(B)the GlaxoSmithKline LLC Rabbi Trust;
(C)the GSK 401(K) Plan Trust;
(D)the Share Reward Plan trust (UK);
(E)the Employees’ Share Participation Scheme trust (Republic of Ireland);
(F)the GlaxoSmithKline Employee Share Plan trust (Australia);
(G)the GlaxoSmithKline Group Employees Shareholding Association (Japan); and
(H)any other plans or arrangements similar to one or more of those referred to in (A) to (G) above (for the avoidance of doubt, excluding any SLP or affiliate of any SLP);

“Governmental Entity”	means any supra national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, including the European Union;
“Group”	means: (A)in relation to GSK, the GSK Group; (B)in relation to Pfizer, the Pfizer Group;

“GSK Group”
means GSK and its subsidiaries and subsidiary undertakings, parent undertakings and any subsidiaries and subsidiary undertakings of such parent undertakings from time to time, excluding the Employee Share Trusts (subject to clause 2.3);

“Haleon”	means Haleon plc, a public limited company incorporated in England with number 13691224, having its registered office at 980 Great West Road, Brentford, Middlesex, United Kingdom, TW8 9GS;
“Haleon Ordinary Shares”	means ordinary shares in the capital of Haleon having the rights set out in Haleon’s articles of association as amended from time to time;
“Law”	means any statute, law, rule, regulation, ordinance, code or rule of common law issued, administered or enforced by any Governmental Entity, or any judicial or administrative interpretation thereof, including the rules of any stock exchange or listing authority;
“Lock-up Period”	means the period commencing on the Closing Date and ending on the date which is 60 days after the Closing Date;
“Orderly Marketing Agreement”	means the orderly marketing agreement entered into between GSK PLC, Pfizer and the SLPs on 1 June 2022, to which GSK was made party by a deed of adherence dated 25 July 2022;
“Pfizer Group”	means Pfizer and its subsidiaries and subsidiary undertakings from time to time;
“Potential Sale”	means the sale of up to 270 million Haleon Ordinary Shares by GSK under the Block Trade Agreement;
“Proceedings”	means any proceeding, suit or action arising out of or in connection with this Deed, or the negotiation, existence, validity or enforceability of this Deed, whether contractual or non-contractual;

“Service Document”	means a claim form, application notice, order, judgment or other document relating to any Proceedings;
“Takeover Code”	means the City Code on Takeovers and Mergers of the United Kingdom;
“Transaction Documents”	means the Orderly Marketing Agreement and the Block Trade Agreement; and
“Working Hours”	means 9.30 a.m. to 5.30 p.m. (local time) on a Business Day.
1.2In this Deed, unless otherwise specified or the context otherwise requires:
(A)references to clauses, sub-clauses and paragraphs are to clauses, sub-clauses and paragraphs of this Deed;
(B)any reference to any statute or statutory provision or other regulation shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified, supplemented, replaced or re-enacted and shall include any subordinate legislation made from time to time under that statute or statutory provision, except to the extent that any amendment or modification made after the date of this Deed would increase or alter the liability of any Party under this Deed;
(C)references to a “company” shall be construed so as to include any corporation or other body corporate, wherever and however incorporated or established;
(D)references to a “person” shall be construed so as to include any individual, firm, company, corporation or other body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);
(E)references to a “holding company” or a “subsidiary” shall be construed as a holding company or subsidiary (as the case may be) as defined in section 1159 of the Companies Act;
(F)references to a “body corporate” shall be construed as a body corporate as defined in section 1173 of the Companies Act;
(G)the expression “subsidiary undertaking” shall have the meaning given in section 1162 of the Companies Act;
(H)references to a "party" shall be construed so as to include a reference to that party's successors and permitted assigns;

(I)any reference to a “day” (including within the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight;
(J)references to times are to London time (unless otherwise stated);
(K)the singular shall include the plural and vice versa, and use of any gender includes the other genders;
(L)references to “writing” shall include any modes of reproducing words in a legible and non-transitory form;
(M)references to “including” or “includes” shall mean including or includes without limitation;
(N)a reference to any other document referred to in this Deed is a reference to that other document as amended, varied, novated or supplemented (other than in breach of the provisions of this Deed or that other document) at any time;
(O)a reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be treated as a reference to any analogous term in that jurisdiction;
(P)the rule known as the ejusdem generis rule shall not apply and accordingly:
(i)general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and
(ii)general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words; and
(Q)all headings and titles are inserted for convenience only and are to be ignored in the interpretation of this Deed.
2.LOCK-UP
2.1Each of GSK, Pfizer and each of the SLPs undertakes to each of the other Parties that, during the Lock-up Period, it will not, and will procure that the members of its Group (including in relation to GSK, the SLPs) will not, directly or indirectly, offer, lend, mortgage, assign, charge, pledge, sell or contract to sell, sell options in respect of, or otherwise dispose of, directly or indirectly, or announce an offering of, any Haleon Ordinary Shares (or any interest, whether a legal or beneficial interest, therein or in respect thereof) or any other securities exchangeable for or convertible into, or substantially similar to, Haleon Ordinary Shares or enter into any transaction with the same economic effect as, or agree to do, any of the foregoing, and save that the above restrictions shall not prohibit any of GSK, Pfizer, each of the SLPs and/or each member of their respective Groups (including in relation to GSK, the SLPs) from:
(A)accepting a general offer for Haleon Ordinary Shares made in accordance with the Takeover Code or providing an irrevocable undertaking to accept such an offer on a sale to an offeror which is named in a public announcement of a firm intention to make an offer;
(B)transferring or otherwise disposing of Haleon Ordinary Shares pursuant to any compromise or arrangement under sections 895 to 899 of the Companies Act providing for the acquisition, by any person or group of persons acting in concert, of fifty per cent. (50%) or more of the equity share capital of Haleon;
(C)transferring or otherwise disposing of Admission Shares pursuant to any offer by Haleon to purchase Haleon Ordinary Shares which is made on identical terms to all holders of Haleon Ordinary Shares;
(D)transferring or otherwise disposing of Haleon Ordinary Shares in connection with a scheme of reconstruction under section 110 of the Insolvency Act 1986;
(E)transferring or otherwise disposing of Haleon Ordinary Shares to any member of its Group, provided that prior to any such transfer or disposal the transferee shall have entered into a deed of adherence to be bound by the provisions of this Deed on the same terms prior to becoming the legal and/or beneficial holder of the Haleon Ordinary Shares, and further provided that, if the transferee ceases to be a member of its Group, it shall as soon as reasonably practicable (and in any event within five (5) Business Days) transfer such Haleon Ordinary Shares back to the transferor (or another member of the transferor’s Group, provided that such further transferee shall also have entered into a deed of adherence to be bound by the provisions of this Deed on the same terms prior to becoming the legal and/or beneficial holder of the Haleon Ordinary Shares);
(F)transferring or otherwise disposing of any rights granted in respect of a rights issue or other pre-emptive share offering by Haleon; or
(G)transferring or otherwise disposing of Haleon Ordinary Shares in accordance with any order made by a court of competent jurisdiction, competent regulatory authority or as required by Law.
2.2In the event that, during the Lock-up Period and following the request of any member of the Pfizer Group or the GSK Group in connection with a proposed action that would otherwise be prohibited by the restrictions set out in clause 2.1, each of Bank of America and Citi agrees in writing that the restrictions set out in clause 2.1 should not apply in whole or in part (such agreement not to be unreasonably withheld or delayed), then the restrictions set out in clause 2.1 shall not apply, provided that any such release from the restrictions set out in clause 2.1 shall apply pro rata to Pfizer and the members of the Pfizer Group, on the one hand, and GSK and the members of the GSK Group (including the SLPs) on the other hand, in accordance with their relative legal and/or beneficial ownership of Haleon Ordinary Shares as of the date of such release, or in such other proportions as Pfizer and GSK may mutually agree in writing. For the avoidance of doubt, any transfer or other disposition of Haleon Ordinary Shares that occurs: (i) during any release from the restrictions set out in clause 2.1 pursuant to the operation of this clause 2.2; or (ii) after the Lock-up Period, shall be subject to the terms of the Orderly Marketing Agreement.
2.3For the avoidance of doubt, (i) the applicable members of the GSK Group (and any nominees holding Haleon Ordinary Shares on their behalf) and the Pfizer Group (and any nominees holding Haleon Ordinary Shares on their behalf) that hold Haleon Ordinary Shares shall retain all of their rights as members of Haleon (except for the restrictions expressly set forth in clause 2.1 herein) during the Lock-up Period, including the right to vote any Haleon Ordinary Shares that such holder is entitled to vote, and (ii) the restrictions set out in clause 2.1 shall not prohibit any transfer or other disposition of Haleon Ordinary Shares by any of the Employee Share Trusts; provided that if any member of the GSK Group transfers any Haleon Ordinary Shares to any Employee Share Trust or any person controlled directly or indirectly by one or more Employee Share Trusts, then such Haleon Ordinary Shares, and sales of such Haleon Ordinary Shares, will be subject to the restrictions set forth in this Deed in all respects to the same extent as all other Haleon Ordinary Shares held by the GSK Group.
3.DURATION AND TERMINATION
3.1This Deed shall continue in force until:
(A)in the event that the Potential Sale does not close on or before 20 October 2023, 21 October 2023; and
(B)in the event that the Potential Sale closes on or before 20 October 2023, the date on which the Lock-up Period expires, upon which the provisions of this Deed shall automatically terminate.
3.2Any termination of this Deed shall be without prejudice to any rights or obligations of the Parties which may have accrued prior to the date on which this Deed terminated.

3.3Clauses 1 and 4 to 14 (inclusive) shall survive the termination of this Deed without limit in time (subject to any specific limits set forth in such clauses).
4.CONFIDENTIALITY
Subject to clause 8.3, the parties shall keep strictly confidential and shall not disclose to any third party the terms of this Deed or any transactions contemplated by this Deed ("Confidential Information"), except as and to the extent required by Law, in which case the Parties will, to the extent practicable, consult and cooperate with each other with respect to any disclosure, and provided that nothing contained herein shall prevent any Party from disclosing such Confidential Information to any of its financial, legal or other advisors or to any potential investor in any co-investment vehicle or any other institutional investor or underwriter in connection with proposed sales of Haleon Ordinary Shares, as long as each person receiving such Confidential Information agrees to treat such Confidential Information as confidential.
5.REMEDIES AND WAIVERS
5.1No delay or omission by any Party in exercising any right, power or remedy provided by Law or under this Deed shall:
(A)affect that right, power or remedy; or
(B)operate as a waiver or variation of it.
5.2The single or partial exercise of any right, power or remedy provided by Law or under this Deed shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.
5.3The rights, powers and remedies provided in this Deed are cumulative, may be exercised as often as the applicable Party considers appropriate and are not exclusive of any rights, powers and remedies provided by Law.
5.4Notwithstanding any express remedies provided under this Deed and without prejudice to any other right or remedy which any Party may have, each Party acknowledges and agrees that damages alone would not be an adequate remedy for any breach by it of the provisions of this Deed, so that in the event of a breach or anticipated breach of such provisions, the remedies of injunction, an order for specific performance and/or other equitable remedies would be available. Furthermore, each Party acknowledges and agrees that it will not raise any objection to the application by or on behalf of any other Party or any member of any Party’s Group, as applicable, for any such remedies.

6.ASSIGNMENT
No Party may assign, transfer or create any trust in respect of, or purport to assign, transfer or create any trust in respect of, any of its rights or obligations under this Deed. Each Party is entering into this Deed for its benefit and not for the benefit of another person.
7.NOTICES
7.1A notice under this Deed shall only be effective if it is in writing and in English. Notice by email shall be permitted.
7.2Notices under this Deed shall be sent to a Party at its addresses for the attention of the individuals set out below:

Party and titles of individuals	Address	E-mail addresses
GSK
For the attention of: Company Secretary of GSK	The registered office from time to time of GSK	corpsec.gss@gsk.com
With a copy (not constituting notice) to: Claire Jackson	Slaughter and May, One Bunhill Row, London EC1Y 8YY	claire.jackson@slaughterandmay.com
Pfizer
For the attention of: Andrew J. Muratore	The registered office from time to time of Pfizer
With a copy (not constituting notice) to: Jacob A. Kling	Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019	JAKling@wlrk.com
SLP1
For the attention of: Company Secretary of GSK	The registered office from time to time of GSK	corpsec.gss@gsk.com

With a copy (not constituting notice) to: Claire Jackson	Slaughter and May, One Bunhill Row, London EC1Y 8YY	claire.jackson@slaughterandmay.com
SLP2
For the attention of: Company Secretary of GSK	The registered office from time to time of GSK	corpsec.gss@gsk.com
With a copy (not constituting notice) to: Claire Jackson	Slaughter and May, One Bunhill Row, London EC1Y 8YY	claire.jackson@slaughterandmay.com
SLP3
For the attention of: Company Secretary of GSK	The registered office from time to time of GSK	corpsec.gss@gsk.com
With a copy (not constituting notice) to: Claire Jackson	Slaughter and May, One Bunhill Row, London EC1Y 8YY	claire.jackson@slaughterandmay.com
Bank of America
For the attention of: EMEA Equity Capital Markets	Merrill Lynch International, 2 King Edward Street, London, EC1A 1HQ	dg.ecm_emea_-_syndicate@bofa.com
Citi
For the attention of: Equity Syndicate Desk	Citigroup Global Markets Limited, Citigroup Centre, Canada Square, London E14 5LB	emeaecm.notices@citi.com
provided that a Party may change its notice details on giving notice to the other Parties of the change in accordance with this clause 7.2.
7.3Any notice given under this Deed shall, in the absence of earlier receipt, be deemed to have been duly given as follows:
(A)if delivered personally, on delivery;
(B)if sent by first class inland post, two Business Days after the date of posting;
(C)if sent by airmail, six (6) Business Days after the date of posting; and

(D)if sent by e-mail, upon generation of a receipt notice by the recipient’s email server.
7.4Any notice given under this Deed outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.
7.5A notice under or in connection with this Deed shall not be invalid by reason of any mistake or typographical error or if the contents are incomplete, provided it should have been reasonably clear to the recipient what the correct or missing particulars should have been.
8.ANNOUNCEMENTS
8.1No formal public announcement or press release in connection with the execution or subject matter of this Deed or any ancillary matter will be made or issued by or on behalf of any Party, without the prior written approval of the other Parties (such approval not to be unreasonably withheld, conditioned or delayed), except as permitted by the Orderly Marketing Agreement.
8.2Nothing in clause 8.1 will prevent any announcement being made to the extent required by law, any listing authority, any stock exchange, any governmental authority or any other competent regulatory body, but the Party subject to the announcement requirement will promptly notify the other Parties of the requirement and provide every reasonable opportunity for the other Parties to comment on any announcement or release before it is made or issued (provided that this will not have the effect of preventing the Party making the announcement or release from complying with its legal and/or regulatory obligations).
8.3For the avoidance of doubt, nothing in this Deed shall prohibit any Party or any member of its respective Group from making any disclosure or public statements regarding its intentions with respect to the Haleon Ordinary Shares that it holds.
8.4The restrictions contained in this clause 8 shall continue to apply to each Party without limit in time unless otherwise agreed between the Parties.
9.COSTS AND EXPENSES
Except as otherwise set out in this Deed, each Party shall pay its own costs and expenses incurred in relation to the negotiation, preparation, execution and carrying into effect of this Deed. Each Party shall pay its own costs and expenses which arise and are incurred in the period following the date of this Deed in relation to this Deed.

10.FURTHER ASSURANCE
10.1Each Party shall (at its own cost) and shall procure that the members of its Group (including in relation to GSK, the SLPs) shall (each at their own cost) do and execute, or arrange for the doing and executing of, each necessary act, document and thing reasonably within its power to implement this Deed.
10.2GSK and Pfizer shall procure that the members of their respective Groups shall comply with the terms of this Deed.
11.MISCELLANEOUS
11.1This Deed, together with any Transaction Document entered into by any of the Parties and any other agreement or document entered into by any of the Parties in connection with this Deed, together constitute the whole and only agreement between the Parties relating to the subject matter of this Deed, any Transaction Document entered into by each of the Parties and any other agreement or document entered into by each of the Parties in connection with this Deed.
11.2All terms of the Transaction Documents entered into by each of the Parties shall remain unchanged and in full force and effect and nothing herein shall amend, limit or otherwise modify the Parties’ respective rights and obligations under such Transaction Documents, in each case except as, and only to the extent, expressly modified by this Deed.
11.3This Deed may only be varied in writing signed by each of the Parties. If this Deed is varied:
(A)the variation shall not constitute a general waiver of any provisions of this Deed;
(B)the variation shall not affect any rights, obligations or liabilities under this Deed that have already accrued up to the date of variation; and
(C)the rights and obligations of the Parties under this Deed shall remain in full force and effect, except as, and only to the extent that, they are so varied.
11.4Nothing in this Deed and no action taken by the Parties under this Deed shall constitute a partnership, association, joint venture or other co-operative entity between the Parties or any of them. No Party has any authority or power to bind, to contract in the name of, or to create a liability for any other Party in any way or for any purpose save as specifically set out in this Deed.
11.5This Deed may be executed in any number of counterparts, and by the Parties to it on separate counterparts, but shall not be effective until each Party has executed at least one counterpart. Each counterpart shall constitute an original of this Deed, but all the counterparts shall together constitute but one and the same instrument. Delivery of a counterpart of this Deed by e-mail attachment shall be an effective mode of delivery.
11.6If at any time any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, this shall not affect or impair:
(A)the legality, validity or enforceability in that jurisdiction of any other (or the remainder of a) provision of this Deed; or
(B)the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Deed.
11.7Each of the provisions in this Deed is severable.
11.8If and to the extent that any provision of this Deed:
(A)is held to be, or becomes, invalid or unenforceable under the Law of any jurisdiction; but
(B)would be valid, binding and enforceable if some part of the provision were deleted or amended, then the provision shall apply with the minimum modifications necessary to make it valid, binding and enforceable. All other provisions of this Deed shall remain in force.
12.CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999
A person who is not a Party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed but this does not affect any right or remedy of a third party which exists or is available apart from that Act.
13.GOVERNING LAW AND JURISDICTION
13.1This Deed and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law. Any matter, claim or dispute arising out of or in connection with this Deed, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.
13.2The courts of England are to have exclusive jurisdiction to settle any dispute, whether contractual or non-contractual, arising out of or in connection with this Deed. Any Proceedings shall be brought only in the courts of England.
13.3Each Party waives (and agrees not to raise) any objection, on the ground of forum non conveniens or on any other ground, to the taking of Proceedings in the courts of England. Each Party also agrees that a judgment against it in Proceedings brought in

England shall be conclusive and binding upon it and may be enforced in any other jurisdiction.
13.4Each Party irrevocably submits and agrees to submit to the jurisdiction of the courts of England.
14.AGENT FOR SERVICE
14.1Pfizer irrevocably appoints Pfizer Limited, c/o UK Legal Department, Pfizer Ltd (IPC 3-1), Walton Oaks, Dorking Road, Tadworth, Surrey KT20 7NS and the SLPs irrevocably appoint GSK to be their respective agents for the receipt of Service Documents. The Appointers each agree that any Service Documents may be effectively served on them in connection with Proceedings in England and Wales by service on their respective agents effected in any manner permitted by the Civil Procedure Rules.
14.2If an agent appointed under clause 14.1 at any time ceases for any reason to act as such, the Appointer whose agent has ceased to act as such shall promptly appoint a replacement agent having an address for service in England or Wales and shall notify the other Parties of the name and address of the replacement agent.
14.3Where an Appointer fails to appoint a replacement agent in accordance with clause 14.1 any other Party shall be entitled to appoint a replacement agent to act on behalf of that Appointer by giving notice in writing of the name and address of the replacement agent to all other Parties (an "Appointment Notice"). Where multiple Parties each seek to appoint a replacement agent pursuant to this clause 14.3 the Party that first gives a valid Appointment Notice shall be deemed to have appointed the replacement agent specified in that Appointment Notice and any Appointment Notices given by other Parties in respect of that appointment shall be of no effect.
14.4An Appointer shall be entitled at any time, by notice in writing to the other Parties, to replace an agent appointed in accordance with clause 14.3 with a replacement agent having an address for service in England or Wales. The provisions of this clause 14 applying to service on an agent apply equally to service on a replacement agent appointed under clauses 14.2, 14.3 or this clause 14.4.
14.5A copy of any Service Document served on an agent or replacement agent (as applicable) appointed in accordance with clauses 14.1 to 14.4 (inclusive) shall be sent by post to that agent’s Appointer. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

This document has been executed as a deed and delivered on the date stated at the beginning of this Deed.

EXECUTED as a DEED on behalf of GLAXO GROUP LIMITED acting by two directors	) ) ) ) ) )
/s/ Adam Walker
Adam Walker
Director of GLAXO GROUP LIMITED
/s/ Marcus Dowding
Marcus Dowding, authorised signatory for and on behalf of Edinburgh Pharmaceutical Industries Limited, Director of GLAXO GROUP LIMITED

[Lock-up Deed – signature page]

EXECUTED as a DEED by PFIZER INC. acting by Brian Byala who, in accordance with the laws of the territory in which PFIZER INC. is incorporated, is acting under the authority of PFIZER INC.	) ) ) ) ) ) ) )	/s/ Brian Byala (Authorised signatory)

[Lock-up Deed – signature page]

EXECUTED as a DEED on behalf of GSK (NO.1) SCOTTISH LIMITED PARTNERSHIP acting by its general partner GSK GP 1 LIMITED acting by two directors	) ) ) ) ) )	/s/ Timothy Woodthorpe Director of GSK GP 1 LIMITED /s/ Adam Walker Director of GSK GP 1 LIMITED

[Lock-up Deed – signature page]

EXECUTED as a DEED on behalf of GSK (NO.2) SCOTTISH LIMITED PARTNERSHIP acting by its general partner GSK GP 1 LIMITED acting by two directors	) ) ) ) ) )	/s/ Timothy Woodthorpe Director of GSK GP 1 LIMITED /s/ Adam Walker Director of GSK GP 1 LIMITED

[Lock-up Deed – signature page]

EXECUTED as a DEED on behalf of GSK (NO.3) SCOTTISH LIMITED PARTNERSHIP acting by its general partner GSK GP 2 LIMITED acting by two directors	) ) ) ) ) )	/s/ Timothy Woodthorpe Director of GSK GP 2 LIMITED /s/ Adam Walker Director of GSK GP 2 LIMITED

[Lock-up Deed – signature page]

EXECUTED as a DEED on behalf of MERRILL LYNCH INTERNATIONAL, in the presence of:	) ) ) ) ) )	/s/ Andrew Briscoe (Authorised signatory) Andrew Briscoe Head of EMEA ECM Syndicate
Witness’s signature:		/s/ Tanmayi Joishy
Name (print):		Tanmayi Joishy
Occupation:		ECM Associate
Address:		2 King Edward Street, London EC1A 1HQ

[Lock-up Deed – signature page]

EXECUTED as a DEED on behalf of CITIGROUP GLOBAL MARKETS LIMITED in the presence of:	) ) ) ) ) )	/s/ Robert Way (Authorised signatory)
Witness’s signature:		/s/ Naveen Mittel
Name (print):		Naveen Mittel
Occupation:		Managing Director, Head of EMEA ECM Syndicate
Address:		Citigroup Centre, 33 Canada Square, Canary Wharf, London, E14 5LB United Kingdom

[Lock-up Deed – signature page]